Exhibit 99.1

Planet Fitness, Inc. Announces Fourth Quarter and Fiscal Year 2017 Results

Fourth Quarter System-Wide Same Store Sales Increased 11.6%

210 New Planet Fitness Stores Opened System Wide in 2017

Company Increases Share Repurchase Program to $100 Million

Hampton, NH, February 22, 2018 – Planet Fitness, Inc. (NYSE:PLNT) today reported financial results for its fourth quarter and fiscal year ended December 31, 2017 and announced full year 2018 outlook.

Fourth Quarter Fiscal 2017 Highlights

•	Total revenue increased from the prior year period by 15.1% to $134.0 million.
•	System-wide same store sales increased 11.6%.
•

Net loss attributable to Planet Fitness, Inc. was $3.5 million, or $0.04 per diluted share, which includes the net negative impact of approximately $17.2 million related to the remeasurement of the Company’s deferred tax assets and tax benefit arrangements due to recent tax reform, compared to net income attributable to Planet Fitness, Inc. of $10.6 million, or $0.18 per diluted share in the prior year period.

•

Net income was $0.8 million, which includes the net negative impact of approximately $17.2 million related to the remeasurement of the Company’s deferred tax assets and tax benefit arrangements due to recent tax reform, compared to $21.9 million in the prior year period.

•	Adjusted net income(1) increased 19.1% to $23.5 million, or $0.24 per diluted share, compared to $19.7 million, or $0.20 per diluted share in the prior year period.
•	Adjusted EBITDA(1) increased 16.0% to $51.2 million from $44.1 million in the prior year period.
•	88 new Planet Fitness stores were opened system-wide during the period, bringing system-wide total stores to 1,518 at December 31, 2017.

Fiscal Year 2017 Highlights

•	Total revenue increased from the prior year by 13.7% to $429.9 million.
•	System-wide same store sales increased 10.2%.
•

Net income attributable to Planet Fitness, Inc. was $33.1 million, or $0.42 per diluted share, which includes the net negative impact of approximately $17.2 million related to the remeasurement of the Company’s deferred tax assets and tax benefit arrangements due to recent tax reform, compared to $21.5 million, or $0.50 per diluted share, in the prior year period.

•

Net income was $55.6 million, which includes the net negative impact of approximately $17.2 million related to the remeasurement of the Company’s deferred tax assets and tax benefit arrangements due to recent tax reform, compared to $71.2 million in the prior year.

•	Adjusted net income(1) increased 21.8% to $82.3 million, or $0.84 per diluted share, compared to $67.6 million, or $0.69 per diluted share in the prior year.
•	Adjusted EBITDA(1) increased 22.7% to $184.7 million from $150.6 million in the prior year.
•	210 new Planet Fitness stores were opened system-wide during the year, bringing system-wide total stores to 1,518 at December 31, 2017.

(1) Adjusted net income and Adjusted EBITDA are non-GAAP measures. For reconciliations of Adjusted EBITDA and Adjusted net income to U.S. GAAP (“GAAP”) net income see “Non-GAAP Financial Measures” accompanying this release.

Christopher Rondeau, Chief Executive Officer, commented, “We completed our 11th consecutive year of positive system-wide same store sales growth with a fourth quarter gain of 11.6%, our largest quarterly percentage increase of 2017. Our business has continued to accelerate, which is a testament to the growing strength of our brand and the appeal of our affordable, non-intimidating fitness offering, especially with casual and first-time gym users. With the addition of 1.7 million net new members and a record 210 new store openings system-wide in 2017, we’ve continued to build on our leading market share position through effective national and local advertising programs and expanding our geographic footprint in new and existing markets. We begin the New Year with great brand momentum and numerous opportunities to further grow our business in the near and long-term, including significant store development opportunities, increased brand and marketing investments, and using technology to enhance member experiences.”

Operating Results for the Fourth Quarter Ended December 31, 2017

For the fourth quarter of 2017, total revenue increased $17.6 million or 15.1% to $134.0 million from $116.4 million in the prior year period. By segment:

•	Franchise segment revenue, which includes commission income, increased $7.9 million or 24.6% to $40.0 million from $32.1 million in the prior year period;
•	Corporate-owned stores segment revenue increased $2.3 million or 8.7% to $28.2 million from $26.0 million in the prior year period; and
•	Equipment segment revenue increased $7.5 million or 12.8% to $65.8 million from $58.3 million.

System-wide same store sales increased 11.6%. By segment, franchisee-owned same store sales increased 11.9% and corporate-owned same store sales increased 5.6%.

For the fourth quarter of fiscal 2017, net income was $0.8 million and net income attributable to Planet Fitness Inc. was a loss of $3.5 million, or $0.04 per diluted share, compared to net income of $21.9 million and net income attributable to Planet Fitness Inc. of $10.6 million, or $0.18 per diluted share in the prior year period. Both amounts in 2017 include the net negative impact of approximately $17.2 million related to the remeasurement of the Company’s deferred tax assets and tax benefit arrangements due to recent tax reform. Adjusted net income (see “Non-GAAP Financial Measures”) increased 19.1% to $23.5 million, or $0.24 per diluted share, from $19.7 million, or $0.20 per diluted share, in the prior year period. Adjusted net income has been adjusted to reflect a normalized federal income tax rate of 39.5% for the current and comparable prior year period and excludes certain non-cash and other items that we do not consider in the evaluation of ongoing operational performance (see “Non-GAAP Financial Measures”).

Adjusted EBITDA, which is defined as net income before interest, taxes, depreciation and amortization, adjusted for the impact of certain non-cash and other items that we do not consider in the evaluation of ongoing operational performance (see “Non-GAAP Financial Measures”), increased 16.0% to $51.2 million from $44.1 million in the prior year period.

Segment EBITDA represents our Total Segment EBITDA broken down by the Company’s reportable segments. Total Segment EBITDA is equal to EBITDA, which is defined as net income before interest, taxes, depreciation and amortization (see “Non-GAAP Financial Measures”).

•	Franchise segment EBITDA increased $6.1 million or 23.4% to $32.0 million driven by royalties from both new stores and higher same store sales;
•

Corporate-owned stores segment EBITDA increased $0.7 million or 6.5% to $11.3 million driven by higher same store sales and annual fee revenue, partially offset by higher pre-opening costs associated with four corporate-owned stores opened during the fourth quarter; and

•

Equipment segment EBITDA decreased $0.2 million or 1.0% to $15.0 million. In the fourth quarter of 2016, equipment segment EBITDA included a gain of $1.8 million recorded in connection with the write-off of a previously accrued equipment discount.

Operating Results for the Fiscal Year Ended December 31, 2017

For the fiscal year ended December 31, 2017, total revenue increased $51.7 million or 13.7% to $429.9 million from $378.2 million in the prior year. By segment:

•	Franchise segment revenue, which includes commission income, increased $33.7 million or 28.9% to $150.2 million from $116.5 million in the prior year;
•	Corporate-owned stores segment revenue increased $7.4 million or 7.1% to $112.1 million from $104.7 million in the prior year; and
•	Equipment segment revenue increased $10.6 million or 6.8% to $167.7 million from $157.0 million in the prior year.

System-wide same store sales increased 10.2% from the prior year. By segment, franchisee-owned same store sales increased 10.5% and corporate-owned same store sales increased 4.9% from the prior year.

For full year fiscal 2017, net income was $55.6 million and net income attributable to Planet Fitness Inc. was $33.1 million, or $0.42 per diluted share, compared to net income of $71.2 million and net income attributable to Planet Fitness, Inc. of $21.5 million, or $0.50 per diluted share in the prior year. Both amounts in 2017 include the net negative impact of approximately $17.2 million related to the remeasurement of the Company’s deferred tax assets and tax benefit arrangements due to recent tax reform.  Adjusted net income (see “Non-GAAP Financial Measures”) increased 21.8% to $82.3 million, or $0.84 per diluted share, from $67.6 million, or $0.69 per diluted share, in the prior year. Adjusted net income has been adjusted to reflect a normalized federal income tax rate of 39.5% for the current year and comparable prior year period and excludes certain non-cash and other items that we do not consider in the evaluation of ongoing operational performance (see “Non-GAAP Financial Measures”).

Adjusted EBITDA (see “Non-GAAP Financial Measures”) increased $34.1 million or 22.7% to $184.7 million in 2017 from $150.6 million in the prior year.

Segment EBITDA represents our Total Segment EBITDA broken down by the Company’s reportable segments. Total Segment EBITDA is equal to EBITDA, which is defined as net income before interest, taxes, depreciation and amortization (see “Non-GAAP Financial Measures”).

•	Franchise segment EBITDA increased $29.2 million or 30.0% to $126.5 million;
•	Corporate-owned stores segment EBITDA increased $6.0 million or 14.7% to $46.9 million; and
•

Equipment segment EBITDA increased $2.1 million or 5.8% to $38.5 million. In 2016, equipment segment EBITDA included a gain of $1.8 million recorded in connection with the write-off of a previously accrued equipment discount.

Share Repurchase Program

The Company announced that its Board of Directors approved an increase of $80 million to its current $20 million share repurchase program, bringing the total authorized amount available for repurchase to $100 million. The timing of the purchases and the amount of stock repurchased is subject to the Company’s discretion and will depend on market and business conditions, the Company’s general working capital needs, stock price, applicable legal requirements and other factors. Our ability to repurchase shares at any particular time is also subject to continued compliance with the terms of our credit agreement. Purchases may be effected through one or more open market transactions, privately negotiated transactions, transactions structured through investment banking institutions, or a combination of the foregoing. Planet Fitness is not obligated under the program to acquire any particular amount of stock and can suspend or terminate the program at any time.

2018 Outlook

For the year ending December 31, 2018, the Company expects:

•	Total revenue increase of approximately 20%;
•	System-wide same store sales growth in the high single digit percentage range; and
•	Adjusted net income and adjusted net income per diluted share to increase approximately 40%.

Presentation of Financial Measures

Planet Fitness, Inc. (the “Company”) was formed in March 2015 for the purpose of facilitating the initial public offering (the “IPO”) and related recapitalization transactions that occurred in August 2015, and in order to carry on the business of Pla-Fit Holdings, LLC (“Pla-Fit Holdings”) and its subsidiaries. As the sole managing member of Pla-Fit Holdings, the Company operates and controls all of the business and affairs of Pla-Fit Holdings, and through Pla-Fit Holdings, conducts its business. As a result, the Company consolidates Pla-Fit Holdings’ financial results and reports a non-controlling interest related to the portion of Pla-Fit Holdings not owned by the Company. The financial results in periods prior to the IPO and related recapitalization transactions are of Pla-Fit Holdings, as the predecessor to the Company for accounting and reporting purposes. Accordingly, these historical results do not purport to reflect what the results of operations of the Company or Pla-Fit Holdings would have been had the IPO and related recapitalization transactions occurred prior to August 2015.

The financial information presented in this release includes non-GAAP financial measures such as EBITDA, Segment EBITDA, Adjusted EBITDA, Adjusted net income and Adjusted net income per share, diluted to provide measures that we believe are useful to investors in evaluating the Company’s performance. These non-GAAP financial measures are supplemental measures of the Company’s performance that are neither required by, nor presented in accordance with GAAP. These financial measures should not be considered as substitutes for GAAP financial measures such as net income or any other performance measures derived in accordance with, GAAP. In addition, in the future, the Company may incur expenses or charges such as those added back to calculate Adjusted EBITDA, Adjusted net income and Adjusted net income per share, diluted. The Company’s presentation of Adjusted EBITDA, Adjusted net income and Adjusted net income per share, diluted should not be construed as an inference that the Company’s future results will be unaffected by similar amounts or other unusual or nonrecurring items. See the tables at the end of this press release for a reconciliation of EBITDA, Adjusted EBITDA, Total Segment EBITDA, Adjusted net income, and Adjusted net income per share, diluted, to their most directly comparable GAAP financial measure.

The non-GAAP financial measures used in our full-year outlook will differ from net income and net income per share, diluted, determined in accordance with GAAP in ways similar to those described in the reconciliations at the end of this press release. We do not provide guidance for net income or net income per share, diluted, determined in accordance with GAAP or a reconciliation of guidance for Adjusted net income and Adjusted net income per share, diluted, to the most directly comparable GAAP measure because we are not able to predict with reasonable certainty the amount or nature of all items that will be included in our net income and net income per share, diluted, for the year ended December 31, 2018. These items are uncertain, depend on many factors and could have a material impact on our net income and net income per share, diluted, for the year ended December 31, 2018.

Investor Conference Call

The Company will hold a conference call at 4:30 pm (ET) on February 22, 2018 to discuss the news announced in this press release. A live webcast of the conference call will be accessible at www.planetfitness.com via the “Investor Relations” link. The webcast will be archived on the website for one year.

About Planet Fitness

Founded in 1992 in Dover, N.H., Planet Fitness is one of the largest and fastest-growing franchisors and operators of fitness centers in the United States by number of members and locations. As of December 31, 2017, Planet Fitness had approximately 10.6 million members and more than 1,500 stores in all 50 states, the District of Columbia, Puerto Rico, Canada, the Dominican Republic and Panama. The Company's mission is to enhance people's lives by providing a high-quality fitness experience in a welcoming, non-intimidating environment, which we call the Judgement Free Zone®. More than 95% of Planet Fitness stores are owned and operated by independent business men and women.

Investor Contact:

Brendon Frey, ICR

brendon.frey@icrinc.com

203-682-8200

Media Contacts:

McCall Gosselin, Planet Fitness

mccall.gosselin@pfhq.com

603-957-4650

Julia Young, ICR

julia.young@icrinc.com

646-277-1280

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties.  Forward-looking statements include the Company’s statements with respect to expected future performance presented under the heading “2018 Outlook,” those attributed to the Company’s Chief Executive Officer in this press release and other statements, estimates and projections that do not relate solely to historical facts.. Forward-looking statements can be identified by words such as “expect,” “goal,” plan,” “will,” “strategy” and similar references to future periods, although not all forward-looking statements include these identifying words.  Forward-looking statements are not assurances of future performance. Instead, they are based only on the Company’s current beliefs, expectations and assumptions regarding the future of the business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the Company’s control. Actual results and financial condition may differ materially from those indicated in the forward-looking statements. Important factors that could cause our actual results to differ materially include risks and uncertainties associated with competition in the fitness industry, the Company’s and franchisees’ ability to attract and retain new members, changes in consumer demand, changes in equipment costs, the Company’s ability to expand into new markets domestically and internationally, operating costs for the Company and franchisees generally, availability and cost of capital for franchisees, acquisition activity, developments and changes in laws and regulations, our substantial indebtedness, our corporate structure and tax receivable agreements, general economic conditions and the other factors described in the Company’s annual report on Form 10-K for the year ended December 31, 2016, and the Company’s other filings with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in forward-looking statements, investors should not place undue reliance on forward-looking statements, which reflect the Company’s views only as of the date of this press release. Except as required by law, neither the Company nor any of its affiliates or representatives undertake any obligation to provide additional information or to correct or update any information set forth in this release, whether as a result of new information, future developments or otherwise.

Planet Fitness, Inc. and subsidiaries

Consolidated Statements of Operations

(Unaudited)

(Amounts in thousands, except per share amounts)

	For the quarter ended December 31,		For the year ended December 31,
	2017	2016	2017	2016
Revenue:
Franchise	$37,498	$27,332	$131,983	$97,374
Commission income	2,504	4,776	18,172	19,114
Corporate-owned stores	28,228	25,965	112,114	104,721
Equipment	65,798	58,346	167,673	157,032
Total revenue	134,028	116,419	429,942	378,241
Operating costs and expenses:
Cost of revenue	50,871	44,952	129,266	122,317
Store operations	15,318	14,448	60,657	60,121
Selling, general and administrative	17,710	13,539	60,369	50,008
Depreciation and amortization	7,779	8,375	31,761	31,502
Other loss (gain)	73	(963)	353	(1,369)
Total operating costs and expenses	91,751	80,351	282,406	262,579
Income from operations	42,277	36,068	147,536	115,662
Other expense, net:
Interest expense, net	(8,572)	(8,306)	(35,283)	(27,125)
Other income (expense), net	316,771	1,343	316,928	1,371
Total other income (expense), net	308,199	(6,963)	281,645	(25,754)
Income before income taxes	350,476	29,105	429,181	89,908
Provision for income taxes	349,647	7,157	373,580	18,661
Net income	829	21,948	55,601	71,247
Less net income attributable to non-controlling interests	4,282	11,373	22,455	49,747
Net income (loss) attributable to Planet Fitness, Inc.	$(3,453)	$10,575	$33,146	$21,500

Net income (loss) per share of Class A common stock:
Basic	$(0.04)	$0.19	$0.42	$0.50
Diluted	$(0.04)	$0.18	$0.42	$0.50
Weighted-average shares of Class A common stock outstanding:
Basic	86,386	54,933	78,910	43,300
Diluted	86,386	98,598	78,972	43,305

Planet Fitness, Inc. and subsidiaries

Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands, except per share amounts)

	December 31,	December 31,
Assets	2017	2016
Current assets:
Cash and cash equivalents	$113,080	$40,393
Accounts receivable, net of allowance for bad debts of $32 and $687 at December 31, 2017 and 2016, respectively	37,272	26,873
Due from related parties	3,020	2,864
Inventory	2,692	1,802
Restricted assets – NAF	499	3,074
Prepaid expenses	3,929	3,591
Other receivables	9,562	7,935
Income tax receivable	6,947	4,693
Total current assets	177,001	91,225
Property and equipment, net	83,327	61,238
Intangible assets, net	235,657	253,862
Goodwill	176,981	176,981
Deferred income taxes	407,782	410,407
Other assets, net	11,717	7,729
Total assets	$1,092,465	$1,001,442
Liabilities and Equity
Current liabilities:
Current maturities of long-term debt	$7,185	$7,185
Accounts payable	28,648	28,507
Accrued expenses	18,590	19,190
Equipment deposits	6,498	2,170
Restricted liabilities – NAF	490	134
Deferred revenue, current	19,083	17,780
Payable pursuant to tax benefit arrangements, current	31,062	8,072
Other current liabilities	474	235
Total current liabilities	112,030	83,273
Long-term debt, net of current maturities	696,576	702,003
Deferred rent, net of current portion	6,127	5,108
Deferred revenue, net of current portion	8,440	8,351
Deferred tax liabilities	1,629	1,238
Payable pursuant to tax benefit arrangements, net of current portion	400,298	410,999
Other liabilities	4,302	5,225
Total noncurrent liabilities	1,117,372	1,132,924
Stockholders' equity:
Class A common stock, $.0001 par value - 300,000 shares authorized, 87,188 and 61,314 shares issued and outstanding as of December 31, 2017 and 2016, respectively	9	6
Class B common stock, $.0001 par value - 100,000 shares authorized, 11,193 and 37,185 shares issued and outstanding as of December 31, 2017 and 2016, respectively	1	4
Accumulated other comprehensive loss	(648)	(1,174)
Additional paid in capital	12,118	34,467
Accumulated deficit	(130,966)	(164,062)
Total stockholders' deficit attributable to Planet Fitness, Inc.	(119,486)	(130,759)
Non-controlling interests	(17,451)	(83,996)
Total stockholders' deficit	(136,937)	(214,755)
Total liabilities and stockholders' deficit	$1,092,465	$1,001,442

Planet Fitness, Inc. and subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

(Amounts in thousands)

	Year ended December 31,
	2017	2016
Cash flows from operating activities:
Net income	$55,601	$71,247
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	31,761	31,502
Amortization of deferred financing costs	1,935	1,544
Amortization of favorable leases and asset retirement obligations	334	392
Amortization of interest rate caps	1,755	797
Deferred tax expense	372,422	15,606
Loss (gain) on re-measurement of tax benefit arrangement	(317,354)	72
Provision for bad debts	(19)	59
Gain on disposal of property and equipment	(159)	(514)
Loss on extinguishment of debt	79	606
Third party debt refinancing expense	1,021	3,001
Equity-based compensation	2,531	1,728
Changes in operating assets and liabilities:
Accounts receivable	(10,481)	(7,754)
Notes receivable and due from related parties	(604)	1,897
Inventory	(890)	2,755
Other assets and other current assets	(2,981)	(7,944)
Accounts payable and accrued expenses	4,210	7,428
Other liabilities and other current liabilities	(470)	2,747
Income taxes	(3,027)	(5,993)
Payable pursuant to tax benefit arrangements	(11,446)	(6,922)
Equipment deposits	4,328	(3,417)
Deferred revenue	1,276	(652)
Deferred rent	1,199	632
Net cash provided by operating activities	131,021	108,817
Cash flows from investing activities:
Additions to property and equipment	(37,722)	(15,377)
Proceeds from sale of property and equipment	680	683
Net cash used in investing activities	(37,042)	(14,694)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	230,000
Proceeds from issuance of Class A common stock	480	136
Principal payments on capital lease obligations	(22)	(46)
Repayment of long-term debt	(7,185)	(5,621)
Payment of deferred financing and other debt-related costs	(1,278)	(5,220)
Premiums paid for interest rate caps	(366)	—
Repurchase and retirement of Class B common stock	—	(1,583)
Dividends paid to holders of Class A common stock	—	(169,282)
Dividend equivalents paid to members of Pla-Fit Holdings	(1,974)	(101,729)
Distributions to Members of Pla-Fit Holdings	(11,358)	(31,838)
Net cash used in financing activities	(21,703)	(85,183)
Effects of exchange rate changes on cash and cash equivalents	411	23
Net increase in cash and cash equivalents	72,687	8,963
Cash and cash equivalents, beginning of period	40,393	31,430
Cash and cash equivalents, end of period	$113,080	$40,393
Supplemental cash flow information:
Net cash paid for income taxes	$3,722	$7,040
Cash paid for interest	$31,418	$24,302
Non-cash investing activities:
Non-cash additions to property and equipment	$861	$2,203
Non-cash financing activities:
Accrued dividend equivalents	$—	$3,899

Planet Fitness, Inc. and subsidiaries

Non-GAAP Financial Measures

(Unaudited)

(Amounts in thousands, except per share amounts)

To supplement its consolidated financial statements, which are prepared and presented in accordance with GAAP, the Company uses the following non-GAAP financial measures: EBITDA, Segment EBITDA, Adjusted EBITDA, Adjusted net income and Adjusted net income per share, diluted (collectively, the “non-GAAP financial measures”). The Company believes that these non-GAAP financial measures, when used in conjunction with GAAP financial measures, are useful to investors in evaluating our operating performance. These non-GAAP financial measures are supplemental measures of the Company’s performance that are neither required by, nor presented in accordance with GAAP. These financial measures should not be considered as substitutes for GAAP financial measures such as net income or any other performance measures derived in accordance with GAAP. In addition, in the future, the Company may incur expenses or charges and recognize income or gains such as those added back to calculate Adjusted EBITDA, Adjusted net income and Adjusted net income per share, diluted. The Company’s presentation of Adjusted EBITDA, Adjusted net income, and Adjusted net income per share, diluted, should not be construed as an inference that the Company’s future results will be unaffected by unusual or nonrecurring items.

EBITDA, Segment EBITDA and Adjusted EBITDA

We refer to EBITDA and Adjusted EBITDA as we use these measures to evaluate our operating performance and we believe these measures provide useful information to investors in evaluating our performance. We have also disclosed Segment EBITDA as an important financial metric utilized by the Company to evaluate performance and allocate resources to segments in accordance with ASC 280, Segment Reporting. We define EBITDA as net income before interest, taxes, depreciation and amortization. Segment EBITDA for each of our segments sums to Total Segment EBITDA which is equal to the Non-GAAP financial metric EBITDA. We believe that EBITDA, which eliminates the impact of certain expenses that we do not believe reflect our underlying business performance, provides useful information to investors to assess the performance of our segments as well as the business as a whole. Our Board of Directors also uses EBITDA as a key metric to assess the performance of management. We define Adjusted EBITDA as net income before interest, taxes, depreciation and amortization, adjusted for the impact of certain additional non-cash and other items that we do not consider in our evaluation of ongoing performance of the Company’s core operations. These items include certain purchase accounting adjustments, acquisition transaction fees, stock offering-related costs, pre-opening costs, tax benefit arrangement remeasurement and certain other charges and gains. We believe that Adjusted EBITDA is an appropriate measure of operating performance in addition to EBITDA because it eliminates the impact of other items that we believe reduce the comparability of our underlying core business performance from period to period and is therefore useful to our investors in comparing the core performance of our business from period to period.

Planet Fitness, Inc. and subsidiaries

Non-GAAP Financial Measures

(Unaudited)

(Amounts in thousands, except per share amounts)

A reconciliation of EBITDA and Adjusted EBITDA to net income, the most directly comparable GAAP measure, is set forth below:

	For the quarter ended December 31,		For the year ended December 31,
	2017	2016	2017	2016
Net income (loss) attributable to Planet Fitness, Inc.	$(3,453)	$10,575	$33,146	$21,500
Net income attributable to non-controlling interests	4,282	11,373	22,455	49,747
Net income	$829	$21,948	$55,601	$71,247
Interest expense, net(1)	8,572	8,306	35,283	27,125
Provision for income taxes(2)	349,647	7,157	373,580	18,661
Depreciation and amortization	7,779	8,375	31,761	31,502
EBITDA	$366,827	$45,786	$496,225	$148,535
Purchase accounting adjustments-revenue(3)	416	29	1,532	487
Purchase accounting adjustments-rent(4)	164	197	725	861
Transaction fees(5)	9	3,001	1,030	3,001
Stock offering-related costs(6)	-	499	977	2,604
Severance costs(7)	-	-	-	423
Pre-opening costs(8)	596	-	1,017	-
Early lease termination costs(9)	-	-	719	-
Equipment discount(10)	-	(1,754)	(107)	(1,754)
Indemnification receivable(11)	-	(2,772)	-	(2,772)
Tax benefit arrangement remeasurement(12)	(316,813)	-	(317,354)	72
Other(13)	-	(840)	(32)	(840)
Adjusted EBITDA	$51,199	$44,146	$184,732	$150,617
(1)	Includes $606 of loss on extinguishment of debt in the quarter and year ended December 31, 2016.
(2)	Includes $334,022 in the quarter and year ended December 31, 2017 related to the remeasurement of our deferred tax assets pursuant to the 2017 Tax Act.
(3)

Represents the impact of revenue-related purchase accounting adjustments associated with the 2012 acquisition of Pla-Fit Holdings on November 8, 2012 (the “2012 Acquisition”) by investment funds associated with TSG Consumer Partners, LLC. At the time of the 2012 Acquisition, the Company maintained a deferred revenue account, which consisted of deferred area development agreement fees, deferred franchise fees, and deferred enrollment fees that the Company billed and collected up front but recognizes for GAAP purposes at a later date. In connection with the 2012 Acquisition, it was determined that the carrying amount of deferred revenue was greater than the fair value assessed in accordance with ASC 805—Business Combinations, which resulted in a write-down of the carrying value of the deferred revenue balance upon application of acquisition push-down accounting under ASC 805. For the quarters ended December 31, 2017 and 2016 and the years ended December 31, 2017 and 2016, these amounted to $416, $29, $1,532 and $487, respectively, representing the amount of additional revenue that would have been recognized in those periods if the write-down to deferred revenue had not occurred in connection with the application of acquisition pushdown accounting.

(4)

Represents the impact of rent related purchase accounting adjustments. In accordance with guidance in ASC 805 – Business Combinations, in connection with the 2012 Acquisition, the Company’s deferred rent liability was required to be written off as of the acquisition date and rent is being recorded on a straight-line basis from the acquisition date through the end of the lease term. This resulted in higher overall rent expense each period than would have otherwise been recorded had the deferred rent liability not been written off as a result of the acquisition push down accounting applied in accordance with ASC 805. Adjustments of $89, $103, $395 and $475 in the quarters ending December 31, 2017 and 2016 and the years ending December 31, 2017 and 2016, respectively, reflect the difference between the higher rent expense recorded in accordance with GAAP since the acquisition and the rent expense that would have been recorded had the 2012 Acquisition not occurred. Adjustments of $75, $94, $329 and $386 for the quarters ending December 31, 2017 and 2016 and the years ending December 31, 2017 and 2016, respectively, are due to the amortization of favorable and unfavorable lease intangible assets which were recorded in connection with the 2012 Acquisition and the acquisition of eight franchisee-owned stores on March 31, 2014. All of the rent related purchase accounting adjustments are adjustments to rent expense, which is included in store operations on our consolidated statements of operations.

(5)	Represents transaction fees and expenses related to the amendment of our credit facility in the quarters and years ended December 31, 2017 and 2016.

Planet Fitness, Inc. and subsidiaries

Non-GAAP Financial Measures

(Unaudited)

(Amounts in thousands, except per share amounts)

(6)	Represents legal, accounting and other costs incurred in connection with offerings of the Company’s Class A common stock.
(7)	Represents severance expense recorded in connection with an equity award modification.
(8)

Represents costs associated with new corporate-owned stores incurred prior to the store opening, including payroll-related costs, rent and occupancy expenses, marketing and other store operating supply expenses.

(9)	Represents charges and expenses incurred in connection with the early termination of the lease for our previous headquarters.
(10)

Represents a gain recorded in connection with the write-off of a previously accrued equipment discount that is no longer expected to be utilized. This amount was originally recognized through purchase accounting in connection with the acquisition of eight franchisee-owned stores on March 31, 2014.

(11)

Represents a receivable recorded in connection with a contractual obligation of the Company’s co-founders to indemnify the Company with respect to pre-IPO tax liabilities pursuant to the 2012 Acquisition.

(12)

Represents gains (losses) related to the adjustment of our tax benefit arrangements primarily due to changes in our effective tax rate. In the quarter and year ended December 31, 2017, includes expense of $316,813 related to the remeasurement of the Company’s tax benefit arrangement liabilities pursuant to the recent tax reform.

(13)

Represents certain other charges and gains that we do not believe reflect our underlying business performance. In 2016, the net gain primarily related to proceeds received from an insurance settlement.

A reconciliation of Segment EBITDA to Total Segment EBITDA is set forth below.

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Segment EBITDA
Franchise	$32,015	$25,948	$126,459	$97,256
Corporate-owned stores	11,276	10,588	46,855	40,847
Equipment	14,952	15,109	38,539	36,439
Corporate and other	308,584	(5,859)	284,372	(26,007)
Total Segment EBITDA(1)	$366,827	$45,786	$496,225	$148,535

(1)	Total Segment EBITDA is equal to EBITDA.

Adjusted Net Income and Adjusted Net Income per Diluted Share

As a result of the recapitalization transactions that occurred prior to our IPO, the Company was designated as the sole managing member of Pla-Fit Holdings. As the sole managing member, the Company exclusively operates and controls the business and affairs of Pla-Fit Holdings. As a result of the recapitalization transactions, the Company consolidates Pla-Fit Holdings, and Pla-Fit Holdings is considered the predecessor to the Company for accounting purposes. Our presentation of Adjusted net income and Adjusted net income per share, diluted, gives effect to the consolidation of Pla-Fit Holdings with the Company resulting from the recapitalization transactions as if they had occurred on January 1, 2016. In addition, Adjusted net income assumes that all net income is attributable to the Company, which assumes the full exchange of all outstanding common units of Pla-Fit Holdings for shares of the Company’s Class A common stock, adjusted for certain non-recurring items that we do not believe directly reflect our core operations. Adjusted net income per share, diluted, is calculated by dividing Adjusted net income by the total shares of Class A common stock outstanding plus any dilutive options and restricted stock units as calculated in accordance with GAAP and assuming the full exchange of all outstanding common units of Pla-Fit Holdings and corresponding Class B common stock as of the beginning of each period presented. Adjusted net income and Adjusted net income per share, diluted, are supplemental measures of operating performance that do not represent, and should not be considered, alternatives to net income and earnings per share, as calculated in accordance with GAAP. We believe Adjusted net income and Adjusted net income per share, diluted, supplement GAAP measures and enable us to more effectively evaluate our performance period-over-period.

Planet Fitness, Inc. and subsidiaries

Non-GAAP Financial Measures

(Unaudited)

(Amounts in thousands, except per share amounts)

A reconciliation of Adjusted net income to net income, the most directly comparable GAAP measure, and the computation of Adjusted net income per share, diluted, are set forth below.

	For the quarter ended December 31,		For the year ended December 31,
	2017	2016	2017	2016
Net income (loss) attributable to Planet Fitness, Inc.	$(3,453)	$10,575	$33,146	$21,500
Net income attributable to non-controlling interests	4,282	11,373	22,455	49,747
Net income	$829	$21,948	$55,601	$71,247
Provision for income taxes, as reported(1)	349,647	7,157	373,580	18,661
Purchase accounting adjustments-revenue(2)	416	29	1,532	487
Purchase accounting adjustments-rent (3)	164	197	725	861
Transaction fees(4)	9	3,001	1,030	3,001
Stock offering-related costs(5)	-	499	977	2,604
Severance costs (6)	-	-	-	423
Pre-opening costs(7)	596	-	1,017	-
Early lease termination costs(8)	-	-	1,143	-
Equipment discount(9)	-	(1,754)	(107)	(1,754)
Indemnification receivable(10)	-	(2,772)	-	(2,772)
Tax benefit arrangement remeasurement(11)	(316,813)	-	(317,354)	72
Other(12)	-	(522)	(32)	(522)
Purchase accounting amortization(13)	4,009	4,843	17,876	19,371
Adjusted income before income taxes	$38,857	$32,626	$135,988	$111,679
Adjusted income taxes(14)	15,349	12,887	53,715	44,113
Adjusted net income	$23,508	$19,739	$82,273	$67,566

Adjusted net income per share, diluted	$0.24	$0.20	$0.84	$0.69

Adjusted weighted-average shares outstanding, diluted(15)	98,570	98,598	98,455	98,611

(1)	Includes $334,022 in the quarter and year ended December 31, 2017 related to the remeasurement of our deferred tax assets pursuant to the 2017 Tax Act.
(2)

Represents the impact of revenue-related purchase accounting adjustments associated with the 2012 Acquisition. At the time of the 2012 Acquisition, the Company maintained a deferred revenue account, which consisted of deferred area development agreement fees, deferred franchise fees, and deferred enrollment fees that the Company billed and collected up front but recognizes for GAAP purposes at a later date. In connection with the 2012 Acquisition, it was determined that the carrying amount of deferred revenue was greater than the fair value assessed in accordance with ASC 805—Business Combinations, which resulted in a write-down of the carrying value of the deferred revenue balance upon application of acquisition push-down accounting under ASC 805. For the quarters ended December 31, 2017 and 2016 and the years ended December 31, 2017 and 2016, these amounted to $416, $29, $1,532 and $487, respectively, representing the amount of additional revenue that would have been recognized in those periods if the write-down to deferred revenue had not occurred in connection with the application of acquisition pushdown accounting.

Planet Fitness, Inc. and subsidiaries

Non-GAAP Financial Measures

(Unaudited)

(Amounts in thousands, except per share amounts)

(3)

Represents the impact of rent related purchase accounting adjustments. In accordance with guidance in ASC 805 – Business Combinations, in connection with the 2012 Acquisition, the Company’s deferred rent liability was required to be written off as of the acquisition date and rent is being recorded on a straight-line basis from the acquisition date through the end of the lease term. This resulted in higher overall rent expense each period than would have otherwise been recorded had the deferred rent liability not been written off as a result of the acquisition push down accounting applied in accordance with ASC 805. Adjustments of $89, $103, $395 and $475 in the quarters ending December 31, 2017 and 2016 and the years ending December 31, 2017 and 2016, respectively, reflect the difference between the higher rent expense recorded in accordance with GAAP since the acquisition and the rent expense that would have been recorded had the 2012 Acquisition not occurred. Adjustments of $75, $94, $329 and $386 for the quarters ending December 31, 2017 and 2016 and the years ending December 31, 2017 and 2016, respectively, are due to the amortization of favorable and unfavorable lease intangible assets which were recorded in connection with the 2012 Acquisition and the acquisition of eight franchisee-owned stores on March 31, 2014. All of the rent related purchase accounting adjustments are adjustments to rent expense, which is included in store operations on our consolidated statements of operations.

(4)	Represents transaction fees and expenses related to the amendment of our credit facility in the quarters and years ended December 31, 2017 and 2016.
(5)	Represents legal, accounting and other costs incurred in connection with offerings of the Company’s Class A common stock.
(6)	Represents severance expense recorded in connection with an equity award modification.
(7)

Represents costs associated with new corporate-owned stores incurred prior to the store opening, including payroll-related costs, rent and occupancy expenses, marketing and other store operating supply expenses.

(8)	Represents charges and expenses incurred in connection with the early termination of the lease for our previous headquarters.
(9)

Represents a gain recorded in connection with the write-off of a previously accrued equipment discount that is no longer expected to be utilized. This amount was originally recognized through purchase accounting in connection with the acquisition of eight franchisee-owned stores on March 31, 2014.

(10)

Represents a receivable recorded in connection with a contractual obligation of the Company’s co-founders to indemnify the Company with respect to pre-IPO tax liabilities pursuant to the 2012 Acquisition.

(11)

Represents gains (losses) related to the adjustment of our tax benefit arrangements primarily due to changes in our effective tax rate. In the quarter and year ended December 31, 2017, includes expense of $316,813 related to the remeasurement of the Company’s tax benefit arrangement liabilities pursuant to the recent tax reform.

(12)	Represents certain other charges and gains that we do not believe reflect our underlying business performance. In 2016, the gain primarily related to proceeds received from an insurance settlement.
(13)

Includes $3,473, $4,218, $15,731 and $16,873 of amortization of intangible assets, other than favorable leases, for the quarters ended December 31, 2017 and 2016 and the years ended December 31, 2017 and 2016, respectively recorded in connection with the 2012 Acquisition, which consisted of the purchase of interests in Pla-Fit Holdings by investment funds affiliated with TSG Consumer Partners, LLC and $536, $624, $2,145 and $2,498 of amortization of intangible assets for the quarters ended December 31, 2017 and 2016, and the years ended December 31, 2017 and 2016, respectively, created in connection with the acquisition of eight franchisee-owned stores on March 31, 2014. The adjustment represents the amount of actual non-cash amortization expense recorded, in accordance with GAAP, in each period.

(14)	Represents corporate income taxes at an assumed effective tax rate of 39.5% for the quarters and years ended December 31, 2017 and 2016 applied to adjusted income before income taxes.
(15)	Assumes the full exchange of all outstanding Holdings Units and corresponding shares of Class B common stock for shares of Class A common stock of Planet Fitness, Inc.

Planet Fitness, Inc. and subsidiaries

Non-GAAP Financial Measures

(Unaudited)

(Amounts in thousands, except per share amounts)

A reconciliation of net income per share, diluted, to Adjusted net income per share, diluted is set forth below for the three months and years ended December 31, 2017 and 2016:

	For the quarter ended December 31, 2017			For the year ended December 31, 2017
	Amount	Weighted average shares, diluted	Per share, diluted	Amount	Weighted average shares, diluted	Per share, diluted
Net income (loss) attributable to Planet Fitness Inc.(1)	$(3,453)	86,583	$(0.04)	$33,146	78,972	$0.42
Assumed exchange of shares(2)	4,282	11,987		22,455	19,483
Net Income	829			55,601
Adjustments to arrive at adjusted income before income taxes(3)	38,028			80,387
Adjusted income before income taxes	38,857			135,988
Adjusted income taxes(4)	15,349			53,715
Adjusted net income	$23,508	98,570	$0.24	$82,273	98,455	$0.84
(1)	Represents net income (loss) attributable to Planet Fitness, Inc. and the associated weighted average shares, diluted of Class A common stock outstanding.
(2)

Assumes the full exchange of all outstanding Holdings Units and corresponding shares of Class B common stock for shares of Class A common stock of Planet Fitness, Inc. Also assumes the addition of net income attributable to non-controlling interests corresponding with the assumed exchange of Holdings Units and Class B common shares for shares of Class A common stock.

(3)	Represents the total impact of all adjustments identified in the adjusted net income table above to arrive at adjusted income before income taxes.
(4)	Represents corporate income taxes at an assumed effective tax rate of 39.5% applied to adjusted income before income taxes.
	For the quarter ended December 31, 2016			For the year ended December 31, 2016
	Amount	Weighted average shares, diluted	Per share, diluted	Amount	Weighted average shares, diluted	Per share, diluted
Net income attributable to Planet Fitness, Inc.(1)	$10,575	98,598	$0.18	$21,500	43,305	$0.50
Assumed exchange of shares(2)	11,373	-		49,747	55,306
Net Income	21,948			71,247
Adjustments to arrive at adjusted income before income taxes(3)	10,678			40,432
Adjusted income before income taxes	32,626			111,679
Adjusted income taxes(4)	12,887			44,113
Adjusted net income	$19,739	98,598	$0.20	$67,566	98,611	$0.69
(1)

Represents net income attributable to Planet Fitness, Inc. and the associated weighted average shares, diluted of Class A common stock outstanding. For the three months ended December 31, 2016, the numerator used to calculate diluted earnings per share was $17,511, which was calculated in accordance with GAAP using the if-converted method to quantify the dilutive effect of the hypothetical exchange of the weighted average outstanding Holdings Units for shares of Class A common stock.

(2)

Assumes the full exchange of all outstanding Holdings Units and corresponding shares of Class B common stock for shares of Class A common stock of Planet Fitness, Inc. Also assumes the addition of net income attributable to non-controlling interests corresponding with the assumed exchange of Holdings Units and Class B common shares for shares of Class A common stock.

(3)	Represents the total impact of all adjustments identified in the adjusted net income table above to arrive at adjusted income before income taxes.
(4)	Represents corporate income taxes at an assumed effective tax rate of 39.5% applied to adjusted income before income taxes.